                                                                    Exhibit 23.1



                    CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed April 2, 1998 of our report dated March 10, 1998, with respect to the consolidated financial statements of Freedom Securities Corporation for the one month period ended December 31, 1996 and the year ended December 31, 1997 and the consolidated financial statements of the Freedom Securities
Holding Corporation for the year ended December 31, 1995 and the eleven months ended November 29, 1996 included in the Freedom Securities Corporation Registration Statement on Form S-1 (No. 333-44931) Amendment No. 3.


                                 /s/ ERNST & YOUNG LLP




New York, New York
March 31, 1998